Exhibit 23.2

James W. McLeod, P.Geo

5382 Aspen Way

Delta, B.C., Canada, V4K 3S3

Phone: 604 946-6979

Fax: 604 946-6954

meleodja@dccnet.com

U.S. Securities and Exchange Commission

450, 5th Street, NW

Washington, D.C.

20549

CONSENT

I, James W. McLeod, P.Geo., am the author of a Report entitled "Review and Recommendations, DL Mineral Claim, Tenure #547506, Okanogan Region, NTS: 82E/4E, Mt. Kruger Project Area, British Columbia, Canada," dated December 23, 2006, prepared for Elray Resources, Inc.

This is to confirm that I consent to the filing of the DL Mineral Claim Project Report with the US Securities and Exchange Commission, namely a SB-2 registration statement.

I also consent to Elray Resources, Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Delta, B.C., Canada, this 28th day of May, 2007

/s/ James W. McLeod

James W. McLeod Consulting Geologist